EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports October Sales of $186.4 Million on a Same Store Sales Increase of 8%

Raises Third Quarter EPS Guidance

Warrendale, PA, November 1, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended October 28, 2006 increased 18% to $186.4 million, compared to $157.9 million for the month ended October 29, 2005. Comparable store sales increased 8% for the month.

October results exceeded management's expectations, reflecting the continuation of on-trend assortments and a strong full-priced business. The company experienced broad-based strength across key categories. The initial Holiday collection arrived in stores during the fourth week of the month, and was met with a positive customer response.

Total sales for the third quarter ended October 28, 2006 increased 20% to $696.3 million, compared to $580.5 million for the quarter ended October 29, 2005. Comparable store sales increased 13% for the quarter.

Total sales for the year-to-date thirty-nine week period ended October 28, 2006 increased 17% to $1.821 billion, compared to $1.553 billion for the thirty-nine week period ended October 29, 2005. Comparable store sales increased 10% for the year-to-date period.

Based on October performance, the company is raising its third quarter earnings guidance to $0.64 to $0.65 per share, compared to $0.47 per share last year. Previous third quarter guidance was $0.61 to $0.63 per share. Third quarter guidance includes stock option expense of approximately $0.01 per share. For the year, stock option expense is expected to be approximately $0.04 to $0.05 per share.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

The company will report third quarter earnings on Tuesday, November 14th. Management will hold a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 877-601-0864, or go to our web-site, www.ae.com.

About American Eagle Outfitters:

American Eagle Outfitters (Nasdaq: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 830 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. In September of this year, the company launched a new collection of dormwear and intimates. "aerie by American Eagle" is now available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. The company has also introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates four stores and plans to open one additional store this year. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's third quarter earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660